Exhibit 10(iii)(A)(82)
SUPPLEMENTAL AGREEMENT
     SUPPLEMENTAL AGREEMENT made as of January 31, 2005 between THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (“Interpublic”) and BRIAN J. BROOKS (“Executive”).
W I T N E S S E T H:
     WHEREAS, Interpublic and Executive are parties to a Confidential Separation Agreement and General Release made as of February 27, 2004 (hereinafter referred to as the “Agreement”); and
WHEREAS, Interpublic and Executive desire to amend the Agreement;
     NOW, THEREFORE, in consideration of the mutual promises herein and in the Agreement set forth, the parties hereto, intending to be legally bound, agree as follows:
     1. Paragraph 3(d) of the Agreement is hereby amended, effective as of February 27, 2005 to read in its entirety as follows:
     “During the Consulting Period (as defined in the Agreement), Executive shall provide certain executive recruiting services to Interpublic and its subsidiaries.
     (i) During the Consulting Period, Executive shall receive an annual fixed fee of Eight Hundred Twenty-Five Thousand Dollars ($825,000), payable in equal monthly installments. Except as set forth below, there will be no calculation of or reconciliation to commissions.
     (ii) Executive will devote sixty percent (60%) of his working time to providing recruiting services to McCann Worldgroup (“McCann”) and forty percent (40%) of his working time to providing recruiting and database management services to Interpublic and its subsidiaries, other than McCann. It being understood that positions for which Executive’s services will be requested will be not less than an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000). As part of his services, Executive will develop and maintain a comprehensive worldwide recruitment data-base to be owned and utilized by Interpublic. During the Consulting Period, Executive shall report to the Chief Human Resources Officer of Interpublic and the Chief Executive Officer of McCann.
     (iii) Interpublic will provide Executive with office space and the services of his three (3) current staff members. Out-of-pocket expenses will be charged to and paid by the particular entity for which Executive is providing services.
     (iv) In the event Executive provides recruiting services to Interpublic agencies (other than McCann) which result in a successful placement, an amount equal to between ten percent (10%) and twenty percent (20%) of the first year’s total cash compensation of such individual (“placement fee”) will be credited to a bonus pool on Executive’s behalf. (The agreed amount will be re-charged by Interpublic to the agency for which the placement was made, it being understood that the specific commission amount will be between ten percent (10%) and twenty percent (20%), and will be mutually agreed between Executive and the applicable agency.) Within thirty (30) days of the end of the Consulting Period, Executive will be paid the aggregate amount of placement fees credited to the pool.
     (v) Not less than sixty (60) days prior to February 27, 2006, Executive and Interpublic will agree (which agreement shall be set forth in a writing) on whether to continue their relationship beyond such date.
     (vi) Executive will be deemed to be a consultant to Interpublic and will be provided with an appropriate 1099 at the end of each calendar year during which Executive is providing services.”
     Except as hereinabove amended, the Agreement shall continue in full force and effect.
This Supplemental Agreement shall be governed by the laws of the State of New York, applicable to contracts made and fully to be performed therein.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
By:	/s/ Timothy Sompolski
Timothy Sompolski
Executive Vice President Chief Human Resources Officer

McCANN WORLDGROUP
By:	/s/ Marcio Moreira
Marcio Moreira
Vice Chairman, Global Professional Management

/s/ Brian J. Brooks
Brian J. Brooks